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                                                                    Exhibit 10.8


                                     - 1 -


                              EMPLOYMENT AGREEMENT



MEMORANDUM OF AGREEMENT entered into at Montreal, Quebec, this 5th day of October, 1998.



BY AND BETWEEN:                     PHOENIX INTERNATIONAL LIFE SCIENCES INC., a
                                    company duly incorporated under the laws of Canada, having its principal place of business at 2350 Cohen, Ville St. Laurent,
                                    Quebec, herein acting and represented by Dr.
                                    John Hooper, duly authorized to act
                                    hereunder for the purposes of the present
                                    Employment Agreement as he or she so
                                    declares;

                                    (hereinafter "PHOENIX")


AND Mr. David Moszkowski, Executive, domiciled and residing at 2913 Lake Road, Dollard-des-Ormeaux, Quebec H9B 2K5.

                                    (hereinafter the "Employee")



                  THE PARTIES DECLARE AS FOLLOWS:


                  WHEREAS PHOENIX wishes to retain the Employee's services for the position set forth in Schedule 4.1 and whereas the Employee wishes to offer his or her services on such basis to PHOENIX, the whole in accordance with the conditions stipulated in this Employment Agreement;

                  WHEREAS PHOENIX and the Employee wish to set forth the working conditions governing their employment relationship;

                  NOW THEREFORE THIS AGREEMENT WITNESSETH THAT, in consideration of the mutual promises contained herein, and other good and valuable consideration the adequacy and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:


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                                     - 2 -


                                    ARTICLE 1
                                    PREAMBLE

1.1 The Preamble forms an integral part of this Employment Agreement.


                                    ARTICLE 2
                               GENERAL PROVISIONS

2.1 HEADINGS. The insertion of headings is for convenience of reference only and shall not affect or be utilized in the interpretation hereof.

2.2 SEVERABILITY. Any article, section, subsection or other subdivision of this Employment Agreement or any other provision of this Employment Agreement which is deemed to be or becomes, illegal, invalid or unenforceable shall be severed herefrom and shall be ineffective to the extent of such illegality, invalidity or unenforceability and shall not affect or impair the remaining provisions hereof which shall remain in full force and effect.

2.3 ENTIRE AGREEMENT. This agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations, and discussions, whether oral or written, by the parties in respect of its subject matter.

2.4 AMENDMENT. No amendment hereto shall be binding unless expressly provided for in an instrument duly executed by the parties hereto.

2.5 WAIVER. No waiver by any party hereto, whether by conduct or otherwise, of any of the provisions of this Employment Agreement shall be deemed to constitute a waiver by such party of any other provisions nor shall such waiver constitute a continuing waiver hereof, unless otherwise expressly provided in an instrument duly executed by the party or parties hereto.

2.6 GOVERNING LAW. This Employment Agreement shall be governed by and interpreted and construed in accordance with the Laws of Quebec.

2.7 CONFLICTING AGREEMENTS. PHOENIX and the Employee acknowledge that there may be other contracts attached as Schedules to this Employment Agreement. If these Schedules contain terminology, definitions or terms, or create rights or obligations which are at variance or conflict with the terminology, definitions or terms, rights or obligations used or contained in this Employment Agreement, then the parties agree that the terms of this Employment Agreement shall be deemed to set forth their true and complete intention and agreement.

2.8 PHOENIX. The term "PHOENIX" used in this Employment Agreement shall mean Phoenix International Life Sciences Inc., a legal person having its head office and principal place


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                                     - 3 -


of business in the City of St. Laurent, district of Montreal, Quebec, Canada, and its subsidiaries and affiliated companies.

2.9 BUSINESS. For the purposes of this Employment Agreement, "Business" shall mean, in relation to PHOENIX, the business now and heretofore and hereafter conducted by PHOENIX to the termination of this Employment Agreement, as well as the business PHOENIX was in the process of actively developing at the time of the termination of this Employment Agreement and of which the Employee was aware. Without limiting the generality of the foregoing, the business at the time of the signing of this Employment Agreement is the business of a multi-service contract research organization ("CRO") which provides discovery, analytical services, preclinical studies, clinical studies, regulatory affairs services and scientific software products and services, to pharmaceutical and biotechnology companies in the United States, Canada, the European Common Market, and Switzerland.

2.10 SCHEDULES: The following Schedules form part of this Employment Agreement:

                  Schedule 4.1         Initial Position Description

                  Schedule 11.5        Key Employee Share Option Purchase Plan

                  Schedule 14.3        Change in Control Agreement


                                    ARTICLE 3
                                    DURATION

3.1 This Employment Agreement is hereby concluded for an indeterminate period of time, effective as of November 16, 1998. The Employee may, at his or her option, report for work at an earlier date than November 16, 1998.

                                    ARTICLE 4
                                     DUTIES

4.1 As an employee of PHOENIX, the Employee's duties and responsibilities shall include, above and beyond those inherent to the position set forth in Schedule
4.1 and normally pertaining to it, those compatible with the position and which PHOENIX may delegate to the Employee from time to time, including but not limited to, holding director or officer positions in PHOENIX and/or one or more of PHOENIX's wholly owned subsidiary companies, as well as performing other duties on behalf of these latter companies as may be required from time to time.
    The Employee's initial title shall be Senior Vice President and Chief Financial Officer.

4.2 The Employee shall execute all duties and functions from Montreal but will travel


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                                     - 4 -


as reasonably required to properly perform the work required of him or her hereunder.

4.3 Without limitation, the Employee acknowledges that the Business depends to a considerable extent on PHOENIX's compliance with regulations particularly Good Laboratory Practices Regulations and Good Clinical Practices Regulations, governing drug development and issued by the International Committee on Harmonization, regulatory bodies in the U.S.A., Canada and Europe, and other national and international drug regulations. The Employee affirms and agrees that he or she is familiar with all drug regulations relevant to his or her duties, and that he or she will use his or her best efforts to strictly conform with these regulations in carrying out his or her duties.

4.4 The Employee shall report to the Chairman and CEO.


                                    ARTICLE 5
                                     LOYALTY

5.1 The Employee shall devote his or her full time, attention, skills and competence to PHOENIX and to the Business. The Employee shall act with diligence, loyalty and honesty and shall make all necessary efforts to promote PHOENIX's legitimate business interests during the term of this Employment Agreement.

5.2 Subject to section 5.4, the Employee shall not, during the term of this Employment Agreement, on his or her own behalf or on behalf of any person, whether directly or indirectly, in any capacity whatsoever, alone, through or in connection with any person, carry on, or be engaged in, or have any financial or other interest in, or be otherwise commercially involved in any endeavor, activity or business whether or not such other endeavor, activity or business is in competition, in whole or in part, with the Business.

5.3 If the Employee breaches his or her obligations pursuant to section 5.2 above, then PHOENIX shall be entitled to receive the greater of any profits, benefits or other advantages which may result or ensue from the Employee's activities.

5.4 The Employee shall not be in default under this Employment Agreement by virtue of holding, strictly for portfolio purposes and as a passive investor, no more than five percent (5%) of the issued and outstanding shares of any body corporate which is listed on a recognized stock exchange, the business of which body corporate is in competition, in whole or in part, with the Business. The five percent (5%) limitation shall not apply to securities which the Employee may hold in a company affiliated with PHOENIX, within the meaning of the CANADA BUSINESS CORPORATIONS ACT.


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                                     - 5 -



                                    ARTICLE 6
                                 CONFIDENTIALITY

6.1 The Employee hereby agrees that during his or her employment and for a period of three (3) years following the termination of his or her employment, he or she shall not, directly or indirectly, use, divulge, diffuse, sell, transfer, give, circulate, or otherwise exploit for his or her own benefit or for the benefit of any other person, whatsoever or whomsoever, or otherwise make public, any Confidential Information.

                  "CONFIDENTIAL INFORMATION": For the purposes of this Employment Agreement, shall mean all information or Works in whatever form (oral, written, machine readable or otherwise) pertaining to PHOENIX and its Business, operations, properties, assets and liabilities, including, without limitation, files and records pertaining to the Business and trade secrets (including, but not limited to, lists of Customers and suppliers, Customer requirements and practices, costings, equipment, technical information, research results, methodology, supplier availability, business plans, sales methods and ideas, marketing strategy, employee remuneration and benefits and pricing structures and information) as well as all financial information known to the Employee. "Confidential Information" shall also mean information which although not technically a trade secret, may prove prejudicial to PHOENIX and its Business if disclosed or disseminated, for example, related to products, services, computer software and the activities of PHOENIX or its Customers (whether of a financial, technical or planning nature), but the phrase "Confidential Information" shall not include information which:

                  (i) is in the public domain through no fault of the Employee;

                  (ii) is required by law, governmental authority or a court of law to be disclosed: or

                  (iii) is approved in writing by PHOENIX for disclosure prior to its disclosure.

                  "CUSTOMER": For the purposes of this Employment Agreement shall mean any pharmaceutical manufacturer (regardless of whether or not has contacted such manufacturer) and any other individual, partnership, legal person or entity for whom PHOENIX has performed services, or to whom has sold products or licensed computer software or contacted with a view to performing services, selling products or licensing software, during the twelve (12) month period preceding the date of termination of the Employee's employment.

                  "WORKS": For the purposes of this Employment Agreement, shall mean all Standard Operating Procedures, techniques and methods used to perform research or services, all inventions, improvements, discoveries, literary and artistic works and other original works of any kind or nature whatsoever, industrial


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                                     - 6 -



                  designs, trade marks, patents, software programs, source codes and related materials (whether or not registered) and software validation procedures related to PHOENIX or to the Business.

6.2 Notwithstanding anything to the contrary herein contained, the Employee's covenant set forth in section 6.1 above shall be unlimited as to time insofar as it relates to trade secrets of PHOENIX and its Customers, and Confidential Information of Customers.

6.3 Any document or Works composed, assembled or produced by the Employee, or by any employee of PHOENIX, or any Customer, and containing Confidential Information shall be deemed to be Confidential Information within the meaning of this Employment Agreement and shall be treated as such.

6.4 Confidential Information and all embodiments thereof (including any reproduction) are and shall remain the sole property of PHOENIX and shall be returned to PHOENIX immediately on demand, whether before or after termination of this Employment Agreement.

6.5 Notwithstanding any provision hereof, nothing in this Employment Agreement shall prevent the disclosure of Confidential Information if such disclosure must be made in response to the formal request of a governmental body or is otherwise required under any applicable law; it being understood, however, that the Employee shall inform PHOENIX of such a request for disclosure in order that the latter may decide to contest the said disclosure.

6.6 All Works made or conceived in whole or in part by the Employee related to the Business, whether alone or with others, will promptly be disclosed by the Employee to PHOENIX and will be the sole and exclusive property of PHOENIX, the Employee hereby acknowledging that he or she shall have no right to, or title or interest of any nature whatsoever in such Works, unless otherwise agreed to in writing by PHOENIX. The Employee further agrees to assist PHOENIX and to sign all such documents or do all such things as may be required to protect or to register the Works.

6.7 The Employee agrees that he or she shall not, at any time during the term of his or her employment with PHOENIX make or cause to be made or remove or cause to be removed from PHOENIX's possession or premises any documents or materials of any nature whatsoever that are based upon Raw Data. For purposes of this Employment Agreement, Raw Data means any worksheets, records, memoranda, notes or exact copies thereof, that are the result of original observations and activities and are necessary or useful or related to a project. Raw Data may include, but is not limited to, photographs, microfilm or microfiche copies, computer printouts, magnetic or optical mass data storage media, including detailed observations and recorded data from automated instruments.


                                    ARTICLE 7


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                                     - 7 -



                            OBLIGATION NOT TO COMPETE

7.1 In the grant of options referred to in article 11.5 hereof by PHOENIX, the Employee covenants and agrees that he or she shall not at any time within the period of one (1) year following the termination of his or her employment hereunder, on his or her own behalf or on behalf of any person, whether directly or indirectly, in any capacity whatsoever, alone, through or in connection with any person, compete or be employed by a business which competes with the Business anywhere within Canada, the United States of America, the European Common Market or Switzerland.



                                    ARTICLE 8
                       OBLIGATION NOT TO SOLICIT CUSTOMERS

8.1 In consideration the grant of options referred to in article 11.5 hereof by PHOENIX, the Employee shall not, for a period of one (1) year following the termination of his or her employment, on the Employee's own behalf or on behalf of any person, whether directly or indirectly, in any capacity whatsoever, alone, through or in connection with any person for any purpose which is in competition, in whole or in part, with the Business:

8.1.1 solicit any Customer or aid, procure or assist in the soliciting of any Customer; or

8.1.2 accept, or aid, procure or assist in the acceptance of, any business from any Customer.



                                    ARTICLE 9
                       OBLIGATION NOT TO SOLICIT EMPLOYEES

9.1 In consideration of the grant of options referred to in article 11.5 hereof by PHOENIX, the Employee shall not, for a period of one (1) year following the termination of his or her employment, on the Employee's own behalf, or on behalf of any person, whether directly or indirectly, in any capacity whatsoever, alone, through or in connection with any person:

9.1.1 employ, offer employment to, or solicit the employment or engagement of or otherwise entice away from the employment of PHOENIX any individual who is or was employed by PHOENIX at any time within the twelve (12) months preceding the termination of the Employee's employment, including but not limited to any employee, contractor, salesman, agent, consultant, distributor, representative, advisor, or supplier of PHOENIX having received remuneration from PHOENIX in recognition of services rendered to; or


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                                     - 8 -



9.1.2 aid, procure or assist any person to employ, offer employment or solicit the employment or engagement of or otherwise entice away from the employment of PHOENIX any individual who is or was employed by at any time within the twelve (12) months preceding the termination of the Employee's employment, including but not limited to any employee, contractor, salesman, agent, consultant, distributor, representative, advisor, or supplier of PHOENIX having received remuneration from PHOENIX for services rendered to PHOENIX.



                                   ARTICLE 10
                                   RECOGNITION

10.1 The Employee hereby expressly recognizes that Articles 6, 7, 8 and 9 of this Employment Agreement are of the essence of this Employment Agreement, and that PHOENIX would not have entered into this Employment Agreement without the inclusion of these Articles.


10.2 The Employee hereby recognizes and expressly acknowledges that Articles 6, 7, 8 and 9 above grant PHOENIX only such reasonable protection as is admittedly necessary to preserve the legitimate interests of PHOENIX and also recognizes that in this respect, the description of the Business is reasonable, and hereby agrees to waive (and irrevocably agrees not to raise) as a defense any issue of reasonableness, including, without limitation, arguments as to the duration and scope of the covenants or provisions contained in said Articles.

10.3 The Employee hereby further recognizes and expressly acknowledges: (a) that the application of the aforesaid Articles will not have the effect of prohibiting the Employee from earning a living in a satisfactory manner in the event of termination of his or her employment; (b) that serious and irreparable damage for which monetary damages would not be an adequate remedy would result to PHOENIX from any violation of the covenants set forth in Articles 6, 7, 8 and 9; and (c) that in addition to any and all remedies available to PHOENIX in the event of any actual or impending violation of such covenants, PHOENIX shall have the immediate remedy of injunction or such other relief as may be decreed or issued by any court of competent jurisdiction to enforce the provisions of this Employment Agreement.

10.4 The Employee hereby recognizes that Articles 6, 7, 8 and 9 of this Employment Agreement, being of the essence hereof, shall be interpreted independently from any other provisions of this Employment Agreement, the intention of the parties being to provide for the legitimate and reasonable protection of the interest of the Business and PHOENIX by providing, among other things, for the broadest scope, the longest duration and the widest territory allowable by law.

                                   ARTICLE 11
                      REMUNERATION, BONUS AND SHARE OPTIONS

11.1 As remuneration for his or her services, the Employee shall receive an initial annual base salary in the amount of $200,000, less all applicable deductions.

11.2 The base salary shall be subject to an annual review upon each anniversary of the commencement date hereof.

11.3.1 In addition to the base salary specified above, the Employee will be paid a car allowance of $5,000.

11.4 At the sole discretion of the Board of Directors of PHOENIX, the Employee shall be entitled to receive an annual bonus, based on PHOENIX's Worldwide Executive Remuneration Plan, as same may be amended from time to time. The initial annual bonus shall be 20% of salary for 100% achievement of corporate budgeted net profit, and 15% of annual salary for 100% of achievement of personal objectives.

11.5 The Employee shall be awarded options to purchase PHOENIX on the terms and conditions specified in PHOENIX's Key Employee Share Option Plan (Schedule 11.5 hereof) as same may be amended from time to time, the whole subject to regulatory approval, if required. The amounts of these options are as follows:

a)       On joining the company, 50,000 shares.

b) Annually, a number of shares equal to the salary earned by the Employee with the Employer in the previous fiscal year multiplied by 33% and divided by the option price.


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                                     - 10 -



                                   ARTICLE 12
                   BENEFITS, VACATION AND LIABILITY INSURANCE

12.1 Subject to any medical or similar approvals which may be required, the Employee shall have the right to participate in benefit programs and/or plans of PHOENIX and his or her entitlement to vacation shall be determined and granted in accordance with the policy of PHOENIX at the time the benefits and vacation are granted, provided that the Employee's annual vacation shall not be less than four weeks (20 working days) in each calendar year.

12.2 If the Employee is required to serve as a director or officer of PHOENIX or one of its wholly owned subsidiaries:

12.2.1 PHOENIX shall subscribe for and pay the cost of Directors and Officers liability insurance for the Employee, which insurance coverage shall be no less favorable than the insurance coverage extended by PHOENIX to all of its directors and senior officers;

12.2.2 PHOENIX shall indemnify and hold harmless the Employee against all costs and expenses (including, without limitation, reasonable attorneys fees) if the Employee was or is a party to or threatened to be made a party to or otherwise is involved in any proceeding involving PHOENIX by reason of his or her corporate status or capacity, if the Employee acted in good faith and in a manner which he or she reasonably believed to be in, or not opposed to the best interests of PHOENIX, and with respect to any criminal proceeding, the Employee had no reasonable cause to believe that his or her conduct was unlawful;

12.2.3 Notwithstanding the foregoing, PHOENIX shall not indemnify or hold harmless the Employee in connection with a proceeding initiated by the Employee or a proceeding by the Employee against PHOENIX


                                   ARTICLE 13
                     TERMINATION OF THE EMPLOYMENT AGREEMENT

13.1 The parties hereto acknowledge and expressly agree this Employment Agreement and the Employee's employment shall be terminated in any of the following cases:

                  (a) by PHOENIX, at any time, for a Serious Reason on simple notice from PHOENIX to the Employee, the whole without the Employee being entitled to the benefit of any other notice, or, notwithstanding the terms of the Key Employee Share Option Purchase Plan, any unexercised or unvested stock options, or any pay in lieu of notice, or any indemnity whatsoever. For the purpose of this Employment Agreement, a "Serious Reason" means that


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                                     - 11 -



                           the Employee:

                                    (i)     has refused to comply with the
                                            reasonable instructions given to the
                                            Employee in his or her capacity as
                                            an executive of PHOENIX by the Board
                                            of directors of PHOENIX, or
                                            Phoenix's Chief Executive Officer,
                                            or the person to whom the Employee
                                            normally reports;

                                    (ii)    has committed misconduct which is
                                            materially detrimental to PHOENIX,
                                            or has been consistently negligent
                                            in the performance of his or her
                                            duties hereunder;

                                    (iii)   commits wrongful acts against the
                                            interests of PHOENIX or against the
                                            property of either;

                                    (iv)    is found guilty of an indictable
                                            criminal offence or other offence
                                            involving fraudulent or dishonest
                                            conduct; or

                                    (v)     gives cause to PHOENIX for dismissal
                                            for a reason similar in gravity to
                                            those set forth above.

                  (b) upon the death, bankruptcy or Incapacity of the Employee, in which case termination shall be automatic, the whole without notice or the benefit of any unvested stock options, or any pay in lieu of notice or any indemnity whatsoever (except for payments in the ordinary course pursuant to PHOENIX's benefits program by which the Employee may be covered); or

                  (c)      by the Employee, upon providing PHOENIX with ninety
                           (60) days notice of resignation; or

                  (d) by PHOENIX, at any time, without cause, in accordance with
Article 14.

13.2 "INCAPACITY": For the purposes of this Employment Agreement, shall mean any medical condition whatsoever, which leads to the Employee's absence from his or her job function for a continuous period of six (6) months, without the Employee being able to resume functions on a full time basis at the expiration of such period and unsuccessful attempts to return to work for periods under fifteen
(15) working days shall not interrupt the calculation of the said six (6) month period.

13.3 The parties hereby agree that upon termination of this Employment Agreement, all provisions of this Employment Agreement, shall immediately terminate. Notwithstanding the foregoing, Articles 6, 7, 8, 9 and 10 of this Employment Agreement shall survive any termination hereof and shall remain in full force and effect.


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                                     - 12 -



                                   ARTICLE 14
                            TERMINATION WITHOUT CAUSE

14.1 In consideration of the Employee's services and his or her respecting the covenants set forth in Articles 6, 7, 8, 9 and 10 above, the parties agree that if the Employee's employment be terminated by PHOENIX without cause, the Employee shall receive after the effective date of termination of his or her employment i) all amounts which are then due and owing to the Employee pursuant to this Employment Agreement, and ii) a further amount (the "Termination Payment") equal to the Employee's gross base annual salary (at the time of notice of termination) divided by 12 and multiplied by the number of complete years (not less than six years and to a maximum of twelve years) that the Employee has been employed by PHOENIX, less all applicable withholding at source. The Termination Payment shall be calculated from and as at the date notice of termination is given to the Employee. This payment shall be made in two equal installments, with the first installment due and payable by PHOENIX to the Employee thirty (30) days following the effective date of termination and the second installment payable by PHOENIX to the Employee five (5) months after the anniversary date of the first installment, the whole subject to the Employee's duty to mitigate his or her damages by seeking alternative employment. If the Employee continues to work after receiving notice of termination from PHOENIX and up to the effective date of termination, amounts earned during said period will reduce the Termination Payment.

14.2 The Employee hereby recognizes and accepts that neither PHOENIX nor its subsidiaries or affiliated companies nor PHOENIX shall in any case, be responsible to pay the Employee any additional amount, indemnity in lieu of notice, severance pay or other damages arising from the termination of this Employment Agreement or his or her employment, above and beyond the amounts specifically provided for in section 14.1.

14.3 If the employment of the Employee is terminated hereunder as a result of a Change of Control or Proposed Take-over Bid (within the meaning of and as such terms are defined in the Change of Control Agreement attached hereto as Schedule 14.3), then the terms and conditions of the Change in Control Agreement shall override the provisions hereof, if they are more favorable than those contained herein.


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                                     - 13 -



                                   ARTICLE 15
                         COOPERATION WITH PHOENIX AFTER
                     TERMINATION OF THE EMPLOYMENT AGREEMENT

15.1 The Employee hereby undertakes to cooperate with PHOENIX in all matters related to the conclusion of ongoing work or projects and to facilitate an orderly transfer of responsibilities or functions and duties hereunder to such other employees as may be designated by PHOENIX.


                                   ARTICLE 16
                     CONFIDENTIALITY OF EMPLOYMENT AGREEMENT

16.1 With the exception of his or her spouse, immediate family and legal and financial advisers, the Employee hereby agrees to keep strictly confidential all information contained in or concerning this Employment Agreement.


                                   ARTICLE 17

                                FINAL PROVISIONS

17.1 NOTICE. Any notice, direction or other communication required or permitted to be given hereunder shall be in writing and given by registered mail, hand delivered or sent by telecopier or similar telecommunications device and addressed as follows:

                  (a)      in the case of PHOENIX, to it at:

                           Phoenix International Life Sciences Inc.
                           c/o The Chief Executive Officer
                           2350 Cohen
                           Ville St. Laurent
                           Quebec, Canada
                           H4R 2N6

                  (b)      in the case of the Employee, to him or her at:

                           2913 Lake Road,
                           Dollard-des-Ormeaux,
                           Quebec, Canada
                           H9B 2K5


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                                     - 14 -



                  Any notice, direction or other communication given as aforesaid shall be deemed to have been effectively given and received, if by registered mail, then on the date of delivery thereof, if sent by telecopier or similar telecommunications device on the next business day following such transmission or, if hand delivered, to have been given and received on the date of such delivery. Any address for service may be changed by written notice given as aforesaid.

17.2 ASSIGNMENT. Except as otherwise expressly provided for herein, this Employment Agreement, and the rights granted and the obligations incurred hereunder, are not assignable, whether in whole or in part, by the Employee without the prior written consent of PHOENIX.

17.3 LANGUAGE. The parties hereto acknowledge that they have requested and are satisfied that this Employment Agreement and all related documents be drawn up in the English language. Les parties aux presentes reconnaissent avoir requis que la presente entente et les documents qui y sont relatifs soient rediges en anglais.



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                                     - 15 -



                  IN WITNESS WHEREOF this Employment Agreement has been executed by the parties hereto on the date and at the place first herein above mentioned:

SIGNED AND DELIVERED BY:




                                                /s/ David Moszkowski
                                      -----------------------------------------
                                      The Employee



                                      Phoenix International Life Sciences Inc.



                                                 /s/ John Hooper
                                      -----------------------------------------
                                      Per: John Hooper